Exhibit 99.1

Diffusion Pharmaceuticals Reports First Quarter Financial Results

and Provides Business Update

CHARLOTTESVILLE, Va., May 10, 2021 -- Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN) (“Diffusion” or the “Company”), an innovative biopharmaceutical company developing novel therapies that enhance the body’s ability to deliver oxygen to areas where it is needed most, today announced financial results for the first quarter of 2021 and provided a business update.

During the first quarter, Diffusion continued to focus on progressing the development of its novel oxygen enhancing therapeutic, trans sodium crocetinate (TSC). The company’s balance sheet also was fortified through a $34.5 million equity raise.

1Q21 Business and Operational Highlights

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In March 2021, the Company initiated, enrolled, and completed dosing of 30 healthy volunteers in a Phase 1 trial evaluating the pharmacodynamic effects of TSC on peripheral tissue oxygenation utilizing a transcutaneous oxygen monitoring (TCOM) device. The Company anticipates its ongoing collection and analysis of data from the study will be completed and announced by the end of the second quarter of 2021.

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In February 2021, Diffusion completed dosing and reported topline results from its Phase 1b trial evaluating TSC in hospitalized COVID-19 patients. The study evaluated the safety and tolerability of TSC when administered every six hours for up to 15 days, a dosing regimen previously untested in a clinical trial setting. Topline results, reported in mid-February 2021, showed that all doses evaluated were well tolerated and no dose-limiting toxicities or serious adverse events were observed. The Company anticipates its ongoing evaluation of secondary endpoint data will be completed and announced before the end of May 2021.

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In February 2021, the Company raised $34.5 million in gross proceeds in an offering of its common stock, issuing 33.7 million shares at a price to the public of $1.025 per share. Combined with its other cash and cash equivalents as of March 31, 2021, the Company expects existing cash and cash equivalents to be sufficient to fund its operations (including its planned clinical trials) through 2023.

1Q21 Financial Results

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Research and development expenses in the first quarter were $2.9 million compared to expenses of $1.5 million in the prior year period. The increase was primarily related to costs associated with the Company’s TCOM and COVID trials, the manufacture of study materials related to these studies, and increased headcount.

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General and administrative expenses were $1.7 million during the first quarter of 2021 versus $1.4 million in the comparable quarter last year. The increase compared to the prior year period was primarily attributable to increased salaries, wages, stock-based compensation, and professional fees related to increased headcount and costs associated with the separation of former executives that will not recur in future years.

●	As of March 31, 2021, Diffusion had cash and cash equivalents of approximately $46.6 million as compared to $18.5 million as of December 31, 2020.

“We met the key milestones we set for ourselves for the first quarter of 2021, including completing and announcing topline safety and tolerability results for the COVID-19 Trial, completing enrollment and treatment of the subjects in the first of the Oxygenation Trials, the TCOM study, and execution of a significant capital raise that we believe will enable us to obtain the data required to demonstrate the clinical value of TSC. For the remainder of 2021, we are focused on the design and execution of the remaining two Oxygenation Trials, which are the foundation of our redefined TSC development strategy announced in November of 2020,” said Robert Cobuzzi, Jr. Ph.D., President and CEO of Diffusion.

Near-term Clinical Strategy

Data from the TCOM Trial is anticipated to be available later in the second quarter of 2021 and will be used to guide dose selection for the two additional Oxygenation Trials the Company plans to initiate and complete in the second half of 2021, both of which will be funded with cash-on-hand.

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Induced Hypoxia Trial: This trial will be a double-blind, randomized, placebo-controlled study which will evaluate the effects of TSC on maximal oxygen consumption, or VO2, and partial pressure of blood oxygen, or PaO2, in normal healthy volunteers subjected to incremental levels of physical exertion while exposed to hypoxic and hypobaric conditions (i.e., simulated altitude). The study will be statistically powered to evaluate the difference in effect of TSC versus placebo on oxygen availability and consumption.

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DLCO Trial: This trial will be a double-blind, randomized, placebo-controlled study which will evaluate the effects of TSC on the diffusion of carbon monoxide through the lungs (DLCO) in patients with previously diagnosed interstitial lung disease who have a baseline DLCO test result that is abnormal. DLCO will act as a surrogate measure of oxygen transfer efficiency, or uptake, from the alveoli of the lungs, through the plasma, and onto hemoglobin within red blood cells. The study will be statistically powered to evaluate the difference in effect of TSC versus placebo on improvement in DLCO.

Diffusion anticipates topline results from each study will be available within two months of their respective completion. The Company believes positive data from any one or more of the three Oxygenation Trials, if obtained, would provide evidence of a definitive effect of TSC on oxygenation. If such positive data are obtained, the Company expects to announce in the fourth quarter of 2021 up to two hypoxia-related indications in which TSC would be studied as part of its clinical development strategy aimed at supporting regulatory approval and commercialization. Diffusion intends to initiate clinical studies in the identified indications during the first quarter of 2022.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biopharmaceutical company developing novel therapies that enhance the body’s ability to deliver oxygen to areas where it is needed most. Diffusion’s lead product candidate, TSC, is being developed to enhance the diffusion of oxygen to tissues with low oxygen levels, also known as hypoxia, a serious complication of many of medicine’s most intractable and difficult-to-treat conditions. In addition to TSC, Diffusion’s product candidate DFN-529, a novel, allosteric PI3K/Akt/mTOR Pathway inhibitor, is in early-stage development. For more information, please visit us at www.diffusionpharma.com.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s anticipated cash runway, its near-term strategic priorities, and anticipated timelines for the initiation, completion, and announcement of data from the Company’s ongoing and planned Oxygenation Trials. The Company may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control, and as a result the Company’s actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risk and uncertainties include, among other things, those related to: the Company’s ability to design, initiate, enroll, execute, and complete its ongoing and planned studies evaluating TSC; general economic, political, business, industry, and market conditions, including the ongoing COVID-19 pandemic; and the other factors discussed under the heading “Risk Factors” in the Company’s filings most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified) and, except as required by applicable law, rule, or regulation, the Company undertakes no obligation to update any such statements after the date hereof.

Contacts

Investors:
Tiberend Strategic Advisors, Inc.
Maureen McEnroe, CFA/Miriam Weber Miller
(212) 375-2664 / (212) 375-2694
mmcenroe@tiberend.com / mmiller@tiberend.com

Media:
Kate Barrette
RooneyPartners
(212) 223-0561
Kbarrette@rooneyco.com